Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COOPER CAMERON CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Cooper Cameron Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: That at a meeting of the Board of Directors of COOPER CAMERON CORPORATION resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing Article “FIRST” so that, as amended, said Article shall be and read in its entirety as follows:

FIRST: The name of the corporation is Cameron International Corporation.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a regular meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this

5th day of May, 2006.

/s/ William C. Lemmer
By:
Authorized Officer
Title: Vice President, General Counsel & Secretary

Name: William C. Lemmer